SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SYMANTEC CORPORATION

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[SYMANTEC LOGO]

Dear shareholder,

During these tumultuous times, Symantec has been focused on attracting and retaining key personnel to help us solidify our position as the world leader in Internet security solutions. We believe our option policy is in line with our strategy. Over the past three years, Symantec has taken specific actions that reflect this corporate responsibility and our desire to decrease the total dilution impact to shareholders. Also, during this time, Symantec has increased shareholder wealth by 143% (based on stock prices as of March 30, 1999 and March 30 2002). Below, I’ve outlined some of the actions we’ve taken.

Proposal 2: increase the available option pool by 6.4M shares
Proposal 3: increase options to board members by 2,000 shares to 12,000 shares per year

In an attempt to lower overall dilution and effectively use our option pool, we have:

1.	eliminated new hire grants to non-exempt employees and lowered new hire grant targets for most levels of employees,

2.	granting annual options to only 30% of employees — and only to the top performers — where we used to grant to most employees

3.	decreased grant size to international employees in line with market data

4.	we intend to terminate plans with available shares that we have no intention of using

5.	lowered the yearly burn rate for three consecutive years: 8.4%, 5.8%, 4.9% — current proposed burn rate is the lowest in five years

6.	on a go forward basis, we would expect to continue to reduce the yearly burn rate

7.	executive officers and board members are expected to own 10,000 and 5,000 shares of common stock, respectively

8.	special events occurred in FY00 and FY01 which negatively impacted the overhang, but significantly increased our growth prospects and stock performance:

a.	FY00 — Symantec hired a new CEO

b.	FY01 — Symantec acquired AXENT Technologies

9.	2 for 1 stock split occurred, however neither employees, executives nor board members received twice as many options

10.	we are recommending that the board amend the 1996 option plan to clarify what requires shareholder approval — If an amendment would (i) materially increase the benefits accruing to participants, (ii) materially increase the aggregate number of securities that may be issued or (iii) materially modify the requirements as to eligibility for participation in the plan, then, such amendment(s) shall be subject to shareholder approval

We are doing everything possible to treat options as a scarce resource and have taken all these actions in an ongoing effort to reduce our overhang. Also, today we are servicing a greater number of employees with a smaller number of total options distributed among them. We have every intention of continuing to take measurable actions to decrease the overhang for all plans and would appreciate your vote of support on proposals 2 & 3 by September 12th.

Thank You,
Symantec